EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION REPORTS EXERCISE OF WARRANTS

PASADENA, CA – June 27, 2013 – General Finance Corporation (NASDAQ:GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), announced today the total issuance over the past several months of over 2,000,000 shares of common stock pursuant to the exercise of warrants issued as part of the Company’s June 2010 rights offering.   Holders of the warrants were entitled to purchase one share of common stock for every two warrants held at an exercise price of $4.00 per share.  At June 25, 2013, the expiration date of the warrants, over 97% of the warrants were exercised resulting in the Company receiving net proceeds of over $8,000,000.

The Company intends to use the net proceeds to pay down senior indebtedness and for general corporate purposes.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal operating subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (www.southernfrac.com), a domestic manufacturer of portable liquid storage tank containers.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-478-2700 ext. 29